EXHIBIT 10.6

10931 N Torrey Pines Rd, Suite 107

La Jolla, CA 92037

(858) 875-1800

March 23, 2009

Dr. Pratik S. Multani

Dear Pratik:

Fate Therapeutics, Inc. (“Fate” or the “Company”) is pleased to offer you, Dr. Pratik S. Multani (the “Employee”), a full-time exempt position as VP, Clinical Development reporting to Paul Grayson, the Company’s President & CEO. This position has an effective start date of April 20, 2009 or such other similar date as mutually agreed to by the parties.

1.	Base Salary; Benefits; Bonus. In consideration of your employment, you will be paid an annual base salary of $285,000, less applicable withholding, to be paid in accordance with Fate’s standard payroll policies. In addition, you will be eligible to participate in an employee health benefits program, a bonus plan and a vacation plan similar to those provided to other employees in comparable positions; provided that Company and Employee agree that Employee’s annual target bonus will be 30% of annual base salary, pro-rated for the number of months actually worked, subject to the achievement of reasonably attainable performance goals and milestones to be set in good faith between the Company’s President & CEO and Employee.

2.	Equity Grant. Subject to approval by our Board of Directors, you will be granted an option to purchase 168,750 shares of the Company’s Common Stock at the exercise price determined by the Board of Directors (the “Option”). Subject to acceleration in connection with a Change of Control as described below, the Option will vest over a period of four years, with 42,188 shares (representing 25% of the total shares of Common Stock underlying the Option) vesting one year after the start date of your employment, and the remaining 126,562 shares vesting in 36 equal monthly installments thereafter, with your continued employment with the Company required on each vesting date. The Option will be immediately exercisable upon grant, but the Company will retain a right of repurchase with respect to any shares that remain unvested upon the termination of your employment with the Company. The Option will be granted in accordance with the terms of the Company’s 2007 Equity Incentive Plan (the “Plan) and standard form of stock option agreement, which you will be required to sign as a condition to receiving the Option.

In the event of a Change of Control (as defined in the Plan), the vesting of the Option will immediately accelerate and the Company’s right of repurchase will lapse with respect 50% of the then remaining unvested shares underlying the Option. In addition, if within twelve (12) months after a Change of Control, your employment is terminated at any time (i) involuntarily without Cause (as defined below) or (ii) for Good Reason (as defined below), the vesting of the Option will immediately accelerate and the Company’s right of repurchase will lapse with respect to all shares underlying the Option that remain unvested as of the date of such termination.

3.	Cash Severance. If at any time within twelve (12) months following a Change of Control, your employment is terminated (i) involuntarily without Cause or (ii) for Good Reason, subject to the execution by you of a customary release, (A) you shall receive a cash severance payment equal to six months of your then-current annual base salary (the “Severance Payment”), and (B) you shall be reimbursed for six months of COBRA benefits. The Severance Payment shall be paid out in substantially equal installments over six months in accordance with the Company’s payroll practice, in arrears beginning on the first payroll date that is at least 30 days after the Date of Termination (as defined below); provided that you have executed, returned to the Company and have not revoked within the applicable revocation period a customary release of claims against the Company in a form reasonably acceptable to the Company. Solely for purposes Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each installment is considered a separate payment.

4.	Definitions.

“Cause” shall be defined as the occurrence of any of the following, as determined by the Board: (i) conviction of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) attempted commission of, or participation in, a fraud against the Company; (iii) material violation of any contract or agreement between you and the Company or any statutory duty owed to the Company, unless such violation is cured to the reasonable satisfaction of the Company within ten (10) days after the delivery to you of written notice specifying such violation; or (iv) repeated or habitual drug or alcohol use that materially and adversely interferes with the performance of your services to the Company.

“Date of Termination” shall mean (i) if the Company terminates your employment without Cause, 30 days after the date on which the Company delivers to you notice of such termination and (ii) if you terminate your employment for Good Reason, the date on which you deliver the notice of termination described in clause (v) of the definition of “Good Reason Process” below.

“Good Reason” shall mean that you have complied with the “Good Reason Process” (as defined below) following the occurrence of any of the following events; (i) a reduction by fifteen (15) or greater percent by the Company or any successor thereof of your then-current base salary (provided however, that in the event that the base salary of all senior management are similarly reduced, such material reduction will not constitute Good Reason); (ii) a material reduction by the Company or any successor thereof in your kind or level of employee benefits with the result that your overall benefits package is significantly reduced (provided however, that in the event the benefits of all senior management are similarly reduced, such material reduction will not Constitute Good Reason); or (iii) your relocation to a facility or a location more than fifty (50) miles from the Company’s headquarters as of the date of this letter. Notwithstanding the above, none of the following shall be considered Good Reason: (x) the mere occurrence of a Change of Control; (y) any change in the identity of the surviving corporation in the event of a Change of Control; or (z) any change in the status of the surviving corporation after a Change of Control as a private or public company.

“Good Reason Process” shall mean that (i) you reasonably determine in good faith that a “Good Reason” condition has occurred; (ii) you notify the Company in writing of the occurrence of the Good Reason condition within 60 days of the occurrence of such condition; (iii) you cooperate in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) you deliver to the Company notice of termination of your employment within 60 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

5.	Proprietary Information and Inventions Agreement. As a condition of your employment, you will be required to execute and deliver the Company’s standard form Employee Proprietary Information and Inventions Agreement attached hereto (the “Agreement”). In part, this Agreement requires that employees comply with the Company’s requirements to protect its proprietary and confidential information at all times. Additionally, under federal immigration laws, the Company is required to verify each new employee’s identity and legal authority to work in the United States. Accordingly, please be prepared to furnish appropriate documents satisfying those requirements as this offer of employment is conditioned on submission of satisfactory documentation and its verification.

6.	At-Will Employment; Dispute Resolution. Employees have the right to terminate their employment at any time, with or without cause or notice, and Fate reserves for itself an equal right with respect to your employment, where this type of relationship is called “at-will” employment. We both agree that any dispute arising with respect to your employment, the termination of that employment, or a breach of any covenant of good faith and/or fair dealing related to your employment shall be conclusively settled, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Diego, CA conducted before a single arbitrator by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) or its successor, under the then-applicable JAMS rules.

7.	Section 409A. Anything in this employment offer letter agreement to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Code, the Company determines that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you become entitled to hereunder on account of your separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after your separation from service, or (B) your death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

The parties intend that this agreement be administered in accordance with Section 409A of the Code. To the extent that any provision of this agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this agreement may be amended as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party, The Company makes no representation or warranty and shall have no liability to you or any other person if any provisions of this agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

8.	Entire Agreement; Amendment. This letter and the Employee Proprietary Information and Inventions Agreement attached hereto contain the entire terms and conditions with respect to your employment, and they supersede all prior communications, negotiations, representations and/or agreements between you and Fate. The terms and conditions of this offer may only be changed by written agreement by a duly authorized representative of Fate, although Fate may, from time to time, in its sole discretion, adjust the salary, benefits and/or other forms of compensation paid to you in connection with your employment.

If this offer is acceptable to you, kindly indicate your consent to its terms and conditions by signing and returning a copy of this letter and a completed Employee Proprietary Information and Inventions Agreement attached hereto to me by the close of business on March 27, 2009, it being understood that this offer will expire if not accepted on or before such date (although that expiration date may be extended at the discretion of Fate). Upon your signature below, this letter will become our binding agreement with respect to your employment, containing all terms and conditions as to the specifics thereto.

We hope that you and Fate will find mutual satisfaction with your employment. All of us at Fate are very excited about you joining our team and look forward to a beneficial and fruitful relationship.

Very truly yours,

/s/ Paul Grayson

Paul Grayson
President & Chief Executive Officer

I agree to and accept employment with Fate Therapeutics, Inc. on the terms and conditions set forth in this letter, including the Employee Proprietary Information and Inventions Agreement attached hereto as Appendix A:

/s/ Pratik S. Multani	3/27/09
Dr. Pratik S. Multani	Date

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